Exhibit 99.1
[Endeavour International Corporation logo]

For immediate release

For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour issues update
on UK drilling program

Houston, TX – September 13, 2005 — Endeavour International Corporation (AMEX: END) announced today an update on its four-well drilling program in the United Kingdom sector of the North Sea.

The company participated as non-operator in the Fiacre prospect on Block 23/11 (N), which was drilled to a total depth of 11,720 feet. The Upper Jurassic target reservoir was encountered but economic hydrocarbons were not present. Endeavour holds a 20 percent working interest in the well as part of a farm-in agreement. The company’s share of the cost of the well that has been plugged and abandoned is approximately $5 million.

The Global Santa Fe Arctic II semi-submersible rig is expected to move on location and spud the first company-operated exploratory well this week. The Turnberry prospect will be drilled on Block 31/26b in the Central Graben to test the Jurassic Fulmar sandstone. The rig will then be moved on the same block to the Turriff prospect targeted to test the same Jurassic objective with a secondary prospect, the Tulliallan, aimed at a Cretaceous target. Endeavour will hold a 40 percent interest in the Turnberry well and a 60 percent interest in the Turriff and Tulliallan prospects.

Currently moving to location is the Ensco #101 jack-up rig that will drill the Prometheus prospect on Blocks 42/21 and 42/22 in the Southern Gas Basin. The well is slated to spud within the next two weeks to test Permian Rotliegend Leman sandstone. Endeavour will hold a 22.5 percent working interest in the well.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.